Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 54 to the Registration Statement No. 811-3329 on Form N-1A of Variable Insurance Products Fund, of our report dated February 5, 2003 appearing in the Annual Report to Shareholders of Value Portfolio for the year ended December 31, 2002.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 23, 2003